UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 29, 2021

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA		95008
(Address of Principal Executive Offices)		(Zip Code)

(408) 841-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Warrants, each whole warrant exercisable for Common Stock at an exercise price of $11.50 per share	CHPT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

ChargePoint Holdings, Inc. (the “Company”) announced that a total of approximately 9 million shares of its Common Stock will be released to eligible former equityholders of ChargePoint, Inc. pursuant to the earnout shares provisions of the Business Combination Agreement between the Company (previously named Switchback Energy Acquisition Corporation), ChargePoint, Inc. and Lightning Merger Sub Inc. dated September 23, 2020 (the “Business Combination Agreement”), as the third and final Triggering Event (as defined in the Business Combination Agreement) has been met. The Triggering Event was met by virtue of the volume-weighted average closing sale price of Company Common Stock having been greater than or equal to $30.00 for ten (10) trading days out of twenty (20) consecutive trading days during the five-year period following the closing of the business combination. The holders of ChargePoint, Inc. stock (other than restricted stock), warrants and vested options as of the closing of the business combination will receive their pro rata portion of the earnout shares. These earnout shares are not subject to a lock-up agreement and may be sold publicly following receipt. The first two Triggering Events were achieved on March 12, 2021 and approximately 18 million shares were released by virtue of the volume-weighted average closing sale price of Company Common Stock being greater than or equal to $15.00 and $20.00 for ten (10) trading days out of twenty (20) consecutive trading days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex Jackson
Name: Rex Jackson
Title: Chief Financial Officer

Date: June 29, 2021